EX 99.1

NEWS RELEASE

Contact: FTI Consulting

Julie Prozeller / Amy Pesante

(212) 850-5600

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES RECORD FISCAL THIRD QUARTER
RESULTS
REVENUE INCREASED 36.5% TO A RECORD $270.0 MILLION AND
DILUTED OPERATING EARNINGS PER SHARE INCREASED 23.3% TO A RECORD
$0.53 PER SHARE;
ADJUSTED EBITDA INCREASED 30.2% TO A RECORD $76.7 MILLION;
COMPANY INCREASES ITS EARNINGS GUIDANCE FOR FISCAL 2012

BERWYN, Pennsylvania, April 30, 2012 – DFC Global Corp. (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal third quarter ended March 31, 2012.

Fiscal 2012 Third Quarter Highlights

•	Total consolidated revenue grew to a record $270.0 million for the quarter, an increase of $72.2 million, or 36.5%, compared to the three months ended March 31, 2011. On a constant currency basis, total consolidated revenue increased by $77.3 million, or 39.1%.

•	Total consumer lending revenue increased to $163.0 million for the quarter, representing an increase of $62.3 million, or 61.9%, compared to the prior year’s quarter. Revenue from internet-based loans grew to $67.2 million for the quarter compared to $15.2 million for the three months ended March 31, 2011.

•	Total revenue from pawn lending increased to $21.0 million for the three months ended March 31, 2012 compared to $16.6 million for the prior year’s quarter. Pawn lending represented 7.8% of total consolidated revenue for the three months ended March 31, 2012.

•	Consolidated adjusted EBITDA was a record $76.7 million for the three months ended March 31, 2012, representing an increase of $17.8 million, or 30.2%, compared to the prior year’s quarter, while also increasing by $19.3 million, or 32.7%, on a constant currency basis during the same period.

•	Diluted operating earnings per share was a record $0.53 for the fiscal 2012 third quarter compared to $0.43 for the third quarter of the prior fiscal year, representing an increase of 23.3%.

Discussion on Presentation of Information

The average value of the U.S. Dollar strengthened in relation to the Canadian Dollar and British Pound Sterling during the quarter, as compared to the prior year period, with the average values of both the Canadian and British currencies decreasing approximately 2% relative to the U.S. Dollar. Consequently, fluctuations in currency rates had an unfavorable impact on year-over-year comparisons of the Company’s consolidated financial results; and as a result, the Company is providing some country comparisons on a constant currency basis.

Fiscal 2012 Third Quarter Overview
Commenting on the third quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “I am pleased to announce another quarter of record results for our Company driven by the solid execution of our long-term strategy to diversify and expand our multi-country, multi-product and multi-platform business. Total consolidated revenue for the quarter increased by 36.5% to a record $270.0 million, while total adjusted EBITDA increased by 30.2% to a record $76.7 million. As a result of our successful diversification strategy, revenue derived from new products and geographies accounted for approximately 40.0% of our total consolidated revenue this quarter. Internet lending, which is our fastest growing product, generated a combined $67.2 million of revenue for the quarter compared to $15.2 million for the three months ended March 31, 2011. Secured pawn lending, another primary area of focus for us, contributed $21.0 million of revenue during the quarter growing by 26.5% when compared to the three months ended March 31, 2011.”

Jeff Weiss continued, “Consistent with our global growth and diversification strategy, we recently completed a number of product launches and acquisitions over the past several months. In February 2012, we launched an internet loan product in Poland, which leverages the scalable technology platform and back-office support capabilities of Risicum, our Scandinavian internet lending business based in Helsinki, Finland. Poland represents a market of approximately 40 million people, many of whom are employed in service sector and manufacturing industries, which fall squarely in our target ALICE (Asset Limited, Income Constrained, Employed) customer demographic. The internet lending product nicely complements the in-home lending and multi-product store-based businesses we are simultaneously expanding in Poland. We expect to further extend the Risicum internet platform to other countries in Europe in the near future.

On March 19th, we announced the acquisition of Super Efectivo, a Spanish pawn lending business. Super Efectivo S.L., founded in 2006, operates a chain of eight stores predominantly in Madrid. The acquired stores principally offer pawn lending on gold jewelry and also gold buying services. With a population of 47 million people, the majority of which work in the service sector, the Spanish market nicely fits with our target ALICE and ARTI (Asset Rich, Temporarily Illiquid) demographics. Pawn lending has a very long tradition in Spain as a primary source of credit for a variety of socio-economic groups, where it is fairly typical for people to pawn their gold jewelry, diamonds, and watches in order to supplement short-term credit needs, and then redeem the pawned items when the line of credit is no longer needed. The pawn lending industry in Spain and much of Europe is very fragmented and mainly composed of small store chain establishments, and this acquisition provides an initial entry point into the Spanish market with the opportunity to further expand our presence through additional store acquisitions supplemented with de novo store development.”

Jeff Weiss concluded, “It continues to be our mission to be the leading global provider of diversified financial services to the ALICE and ARTI demographics. As a growth company, we are focused on expanding our set of products and services and investing in new markets, while continuing to expand the breadth and capabilities of our management team and information systems to support this long-term strategy. Over the near term, our growth strategy will be driven by three principal components. First, we intend to continue opening de novo stores in the United Kingdom, which has the least number of retail financial services stores in relation to the under-banked population as compared to the U.S. and Canada. Second, we look to further extend our two existing internet lending platforms into new countries, in order to access the growing ALICE demographic in those markets. Lastly, we plan to continue acquiring small pawn lending chains in select European countries augmented by de novo stores, to bolster our position as the leading pawn lender to the ALICE and ARTI populations in Europe. The Company’s recent $230.0 million convertible note offering provides additional capital to continue executing on this strategy and to act on opportunities in our robust acquisition pipeline.”

Fiscal 2012 Third Quarter Business Update
Total consolidated revenue in the United Kingdom increased by £39.1 million, or 88.3%, for the quarter compared to the three months ended March 31, 2011. Consumer lending revenue grew by £32.3 million, or 124.4%, for the three months ended March 31, 2012, compared to the third quarter of the prior fiscal year, reflecting additional revenue from the Company’s internet lending businesses, as well as continued strong performance and growth of its store-based business. Same store sales in the United Kingdom with respect to consumer lending, which considers stores that were open for at least fifteen months, increased by 22.7% in the third quarter. Revenue from internet lending in the United Kingdom, which includes the acquisition of the MEM internet lending business in April 2011, increased to £36.2 million for the quarter ended March 31, 2012, compared to £9.4 million for the prior year’s fiscal third quarter. The U.K. pawn lending business contributed £7.3 million of total revenue for the quarter, representing growth of 42.4% over the prior year period. During the quarter, the Company opened 24 new stores in the United Kingdom, which amounts to 81 new store openings over the past twelve months.

Total consolidated revenue in Canada increased by C$3.6 million, or 4.7%, over the prior year’s quarter. Total consumer lending revenue increased by C$2.6 million, or 6.3%, during the fiscal third quarter. The newly developed internet lending channel in Canada generated C$1.4 million of total revenue for the quarter, which the Company anticipates will increase each successive quarter as it further expands this product into additional provinces.

With respect to Scandinavia, the Sefina pawn lending business contributed $9.5 million of total revenue for the three months ended March 31, 2012 compared to $8.4 million for the third quarter of the prior fiscal year. Risicum, the internet and telephony based lending business operating in Sweden and Finland, which the Company acquired in July 2011, contributed $8.9 million of revenue during the quarter.

The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, was 20.6% for the quarter ended March 31, 2012 compared to 19.7% for the three months ended December 31, 2011, and represents an aggregation of both store-based loans and a rapidly growing proportion of internet loans in the United Kingdom, Scandinavia, Canada and Poland. Looking to the future, and considering the anticipated continued growth of the Company’s global internet lending business in relation to its store-based businesses, the Company expects the consolidated loan loss provision, expressed as a percentage of lending revenue, to increase moderately on a quarterly basis, but with overall profit margins for the internet lending business comparable to the existing store-based businesses. As a percentage of loan originations or principal lent, the consolidated loan loss provision for the quarter ended March 31, 2012 was 4.6%. As always, the Company is prepared to tighten or moderately loosen its lending criteria if the global economies deteriorate or expand, respectively, as it has successfully done in previous years.

Fiscal 2012 Third Quarter Financial Results

For the three months ended March 31, 2012, the Company incurred $8.6 million of net one-time gains principally related to a $9.8 million net unrealized, non-cash mark-to-market valuation gain on the Company’s debt and legacy cross-currency interest rate swap agreements, offset in part by $0.8 million of acquisition related costs. Including these net one-time gains, income before income taxes on a GAAP basis was $40.7 million for the quarter compared to income before income taxes of $25.4 million for the third quarter of the previous fiscal year. Also reflecting the net one-time gains, the effective income tax rate for the three months ended March 31, 2012 was 22.6%, resulting in reported net income of $31.5 million compared to net income of $15.7 million for the third quarter of the previous fiscal year. Likewise, diluted earnings per share on a GAAP basis was $0.70 for the fiscal 2012 third quarter, compared to $0.41 for the third quarter of the previous fiscal year.

With respect to operating earnings for the third quarter, excluding the net non-recurring gains for the quarter, the non-cash interest expense resulting from the adoption of ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, pro forma income before income taxes increased 40.1% to $36.0 million for the quarter, compared to $25.7 million for the three months ended March 31, 2011. Considering a pro forma effective income tax rate from operations of 34.0%, diluted operating earnings per share was $0.53 for the fiscal 2012 third quarter compared to $0.43 for the third quarter of the previous fiscal year, representing an increase of 23.3%. A table reconciling pro forma income before income taxes and diluted operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is included on page 12 of this News Release.

Company Liquidity

As of March 31, 2012, the Company had drawn $141.8 million of its $235.0 million global revolving credit facility. Furthermore, as of March 31, 2012, the Company had drawn £5.3 million of its £7.0 million credit facility in the United Kingdom, and had drawn SEK 250.3 million and EUR 16.1 million of its total SEK 325.0 million and EUR 18.8 million credit facilities in Scandinavia, in order to fund the growth of the pawn pledge book in the U.K. and Scandinavia, respectively.

Summary of the Company’s Recent Financing Activities

Commenting on the Company’s recent financing activities, Randy Underwood, the Company’s Executive Vice President and Chief Financial Officer, stated, “The Company’s recent convertible note offering provides enhanced liquidity and financial flexibility to support the continuing execution of our global expansion and diversification strategy. We continue to be pleased with our strong relationship with the investment community and our ability to raise capital to support the continuing growth of our business.”

•	On April 16, 2012, the Company announced the completion of the offering of $230.0 million aggregate principal amount of senior convertible notes due 2017. The notes will pay interest semi-annually at a rate of 3.25% per annum and will be convertible at an initial conversion rate of 46.8962 shares of common stock per $1,000 principal amount of notes, which is equal to an initial conversion price of $21.32 per share. The notes are initially convertible into common stock beginning after June 30, 2012, depending on the closing price of the Company’s common stock. In connection with the offering, the Company entered into convertible note hedge transactions in respect of its common stock with affiliates of the initial purchasers of the notes, and separate warrant transactions with the option counter parties, which effectively increase the conversion price of the convertible notes to $26.45 per share.

•	On April 27, 2012, the Company retired all of its remaining legacy cross-currency interest rate swap agreements originally put in place to hedge the currency and interest rate fluctuations of its previously retired term bank loans. The legacy swaps had become ineffective when the bank debt they were purchased to hedge was paid off with a portion of the proceeds of the $600.0 million tranche of senior unsecured notes issued by the Company’s Canadian subsidiary in December 2009. The net one-time cash payment to retire the swaps was $55.7 million. Prior to the termination of the swaps, the Company had been incurring cash expense of approximately $1.5 million per month to the relevant counter parties to fix the variable interest rate and foreign exchange components of the retired term loans.

•	On April 27, 2012, the Company entered into new swap agreements to hedge the U.S. Dollar exposure associated with the Company’s $600.0 million tranche of senior unsecured notes. The Company anticipates the new swaps will eliminate the non-cash mark-to-market volatility that had historically been impacting the income statement as a result of the previous ineffective swap instruments, and will lock in the Canadian Dollar and U.S. Dollar exchange value of the notes at maturity. In addition, on April 20, 2012, the Company entered into swap agreements to hedge currency exchange risk related to intercompany transactions stemming from the convertible notes issued in April 2012. The Company expects to incur recurring cash charges of approximately $1.2 million per month related to the new swap agreements.

•	Considering $8.0 million of convertible note transaction fees and $20.0 million of one-time net cash payments to enter into the call spread hedge agreements, the Company received $202.0 million of net proceeds from the convertible note offering. The Company subsequently used $55.7 million of the net proceeds to retire the legacy cross-currency interest rate swap agreements, while a portion of the remaining $146.3 million of proceeds was used to pay down all outstanding borrowings on the global revolving credit facility, which was principally drawn to fund the MEM and Risicum acquisitions, with the residual amount being available for general corporate purposes.

Following these transactions, the Company has the full availability of its $235.0 million global revolving credit facility in addition to excess cash on its balance sheet. The Company’s long-term debt structure principally consists of a $230.0 million tranche of senior convertible notes due 2017, a $44.8 million tranche of senior convertible notes due 2027, and a $120.0 million tranche of senior convertible notes due 2028. The Company also has a $600.0 million tranche of senior unsecured notes that are not due until December 2016. In addition, there is a SEK 185 million (~$27.9 million) term loan in Sweden due July 2013, which the Company is currently working to extend.

Fiscal Year 2012 Outlook

Reflecting the strong performance of its global business operations and recent favorable trends in currency exchange rates, the Company is increasing its earnings guidance range for fiscal year 2012 to adjusted EBITDA of between $303.0 million and $306.0 million from its previous estimate of between $300.0 and $305.0 million. Furthermore, considering the nominal impact of the combined convertible note offering and derivative transactions on the Company’s consolidated financial results for the remainder of fiscal 2012, the Company is increasing its guidance with respect to operating diluted earnings per share to between $2.08 to $2.11 per share from the previous estimate of between $2.05 and $2.10 per share, which excludes one-time charges or gains that may occur, the non-cash impact of ASC-470-20, and the non-cash amortization associated with the now retired legacy cross-currency interest rate swap agreements.

Investors Conference Call

The Company will be holding an investor’s conference call on April 30, 2012 at 5:00 pm ET to discuss its results for the fiscal third quarter ended March 31, 2012. Investors can participate in the conference call by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through May 14, 2012. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and enter passcode “70470299.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Company’s web site at http://www.dfcglobalcorp.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About DFC Global Corp.

DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers and small business owners who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. Through its approximately 1,400 retail storefront locations, multiple Internet websites and mobile phone and other remote platforms, the Company provides a variety of consumer financial products and services in eight countries across North America and Europe—Canada, the United Kingdom, the United States, Sweden, Finland, Poland, Spain and the Republic of Ireland. The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the range of financial services it offers, the convenience of its products, the multiple ways in which they may conduct business with the Company and its high-quality customer service.

The Company’s products and services, principally its short-term single-payment consumer loans, secured pawn loans, check cashing services and gold buying services, provide customers with immediate access to cash for living expenses or other needs. The Company strives to offer its customers additional high-value ancillary services, including Western Union® money order and money transfer products, foreign currency exchange, reloadable VISA® and MasterCard® prepaid debit cards and electronic tax filing. In addition to its core retail products, the Company also provides fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank through the Company’s branded Military Installment Loan and Education Services, or MILES®, program.

The Company’s networks of retail locations in Canada and the United Kingdom are the largest of their kind by revenue in each of those countries. The Company believes it is also the largest pawn lender in Europe by revenue. At March 31, 2012, the Company’s global retail operations consisted of 1,361 retail storefront locations, of which 1,302 are company-owned stores, conducting business primarily under the names Money Mart®, The Money Shop®, Insta-Cheques®, Suttons and Robertson®, The Check Cashing Store®, Sefina®, Helsingin PanttiSM, Optima®, MoneyNow!®, and Super Efectivo®. In addition to its retail stores, the Company also offers Internet-based short-term single-payment consumer loans in the United Kingdom primarily under the brand names Payday Express® and PaydayUK®, in Canada under the Money Mart name, and in Finland, Sweden and Poland primarily under the Risicum® and OK Money® brand names. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Forward-Looking Statements
This news release contains forward-looking statements, including, among other things, statements regarding the following: pending or recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the identification of acquisition targets; the consummation of pending acquisitions, the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate pending acquisitions, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian, U.K., Scandinavia, European Union, or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2012 and its Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2011. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Selected local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding one-time and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	March 31,
	2011	2012
Assets:
Cash and cash equivalents	$189.0	$208.0
Consumer loans, net:
Consumer loans	176.8	203.5
Less: Allowance for loan losses	(14.9)	(22.9)

Consumer loans, net	161.9	180.6
Pawn loans	136.2	153.1
Loans in default, net	13.8	28.0
Prepaid expenses and other current assets	69.7	81.3
Deferred tax assets, net	21.3	15.4
Property and equipment, net	100.0	117.6
Goodwill and other intangibles, net	932.0	946.4
Debt issuance costs, net and other assets	38.9	38.5

Total Assets	$1,662.8	$1,768.9

Liabilities:
Accounts and income taxes payable	$74.8	$67.8
Accrued expenses and other liabilities	162.8	165.5
Fair value of derivatives	73.9	51.5
Deferred tax liability	53.8	51.0
Revolving credit facilities and other short-term debt	95.7	151.9
Total long-term debt	775.2	793.4

Total Liabilities	1,236.2	1,281.1

Stockholders’ Equity:
Additional paid-in capital	469.2	477.1
Accumulated deficit	(49.7)	5.9
Accumulated other comprehensive income	7.6	5.9

Total DFC Global Corp. Stockholders’ Equity	427.1	488.9
Non-controlling interest	(0.5)	(1.1)

Total Stockholders’ Equity	426.6	487.8

Total Liabilities and Stockholders’ Equity	$1,662.8	$1,768.9

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2012	2011	2012
Revenues:
Fees from consumer lending	$100.7	$163.0	$292.0	$	479.7
Check cashing fees	36.7	35.3	108.7		106.2
Pawn service fees and sales	16.6	21.0	30.1		62.3
Purchased gold sales	12.3	18.6	34.7		52.5
Money transfer fees	7.4	9.4	22.5		28.8
Other	24.1	22.7	66.5		65.5

Total revenues	197.8	270.0	554.5		795.0

Operating expenses:
Salaries and benefits	46.2	56.9	129.7		164.9
Provision for loan losses	18.5	33.6	48.9		96.9
Occupancy costs	13.3	15.8	36.9		45.6
Advertising	5.4	12.2	17.1		40.2
Depreciation	4.3	6.1	11.8		17.5
Bank charges and armored carrier services	4.1	5.5	11.8		16.2
Maintenance and repairs	4.1	4.4	10.6		12.5
COGS — purchased gold	7.5	15.4	22.4		41.8
Other	17.3	24.8	49.9		72.2

Total operating expenses	120.7	174.7	339.1		507.8

Operating margin	77.1	95.3	215.4		287.2

Corporate and other expenses:
Corporate expenses	25.2	30.4	74.6		91.1
Interest expense, net	23.0	25.0	66.5		73.7
Other depreciation and amortization	3.1	6.5	8.6		19.5
Unrealized foreign exchange (gain) loss	(10.1)	(11.8)	(42.5)		18.3
(Gain) loss on derivatives not designated as hedges	9.6	6.4	34.2		(6.3)
Loss on extinguishment of debt	0.1	-	(3.8)		4.0
Reserve for (proceeds from) litigation settlements	0.8	(1.9)	3.5		(0.8)

Income (loss) before income taxes (incl. non-controlling interest)	25.4	40.7	74.3		87.7
Income tax provision	9.7	9.2	26.3		32.1

Net income (loss)	$15.7	$31.5	$48.0	$	55.6

Net income per share
Basic	$0.43	$0.71	$1.31	$	1.27
Diluted	$0.41	$0.70	$1.26	$	1.22
Weighted average shares outstanding
Basic	36.6	44.1	36.5		43.9
Diluted	38.7	45.2	38.0		45.5

Pro forma Net Income Reconciliation

Pro forma net income is not an item prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude one-time and non-cash charges and credits as described below, and diluted operating earnings per share as pro forma net income divided by weighted average diluted shares outstanding. The Company presents pro forma net income and diluted operating earnings per share as indications of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2012	2011	2012
Income before income taxes (incl. non-controlling interest)	$25.4	$40.7	$74.3	$87.7
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	2.1	2.3	6.2	6.9
Unrealized foreign exchange (gain) loss	(10.1)	(11.8)	(42.5)	18.3
Non-cash impact of hedge ineffectiveness	4.8	2.0	20.5	(19.8)
Cross-currency swap amortization	1.7	1.6	4.8	4.9
Reserve for (proceeds from) litigation settlements	0.1	-	(3.8)	4.0
Acquisition costs expensed	1.3	0.8	5.0	2.9
Other items, net	0.4	0.4	1.1	0.8

Pro forma income before income taxes	25.7	36.0	65.6	105.7
Pro forma income taxes (35% for 2011; 34% for 2012)	9.0	12.2	23.0	35.9

Pro forma net income	$16.7	$23.8	$42.6	$69.8

Weighted average diluted shares outstanding	38.7	45.2	38.0	45.5

Diluted operating earnings per share	$0.43	$0.53	$1.12	$1.53

Diluted GAAP earnings per share	$0.41	$0.70	$1.26	$1.22

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2012	2011	2012
Income before income taxes (incl. non-controlling interest)	$25.4	$40.7	$74.3	$87.7
Add:
Depreciation and amortization	7.4	12.6	20.4	37.0
Interest expense, net	23.0	25.0	66.5	73.7
Stock based compensation expense	2.0	2.8	6.0	7.8
Unrealized foreign exchange (gain) loss	(10.1)	(11.8)	(42.5)	18.3
(Gain) loss on derivatives not designated as hedges	9.6	6.4	34.2	(6.3)
Reserve for (proceeds from) litigation settlements	0.1	-	(3.8)	4.0
Acquisition costs expensed	1.3	0.8	5.0	2.9
Other items, net	0.2	0.2	0.7	0.1

Adjusted EBITDA	$58.9	$76.7	$160.8	$225.2

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2012	2011	2012
De novo Store Builds
United States	—	1	—	1
Canada	—	4	—	10
United Kingdom	20	24	50	62
Poland	—	—	1	4
Spain	—	—	—	—
Sweden	—	—	—	2
Finland	—	—	—	1

Total	20	29	51	80

Acquired Stores
United States	—	-	—	—
Canada	—	6	19	8
United Kingdom	—	1	1	16
Poland	—	-	—	—
Spain	—	8	—	8
Sweden	—	-	16	—
Finland	—	-	12	—

Total	—	15	48	32

Closed Stores
United States	2	1	8	7
Canada	—	-	3	—
United Kingdom	—	-	2	1
Poland	—	-	—	—
Spain	—	—	—	—
Sweden	—	-	—	—
Finland	—	-	—	—

Total	2	1	13	8

Ending Company-Operated Stores
United States	317	306	317	306
Canada	419	473	419	473
United Kingdom	379	477	379	477
Poland	1	7	1	7
Spain	—	8	—	8
Sweden	16	18	16	18
Finland	12	13	12	13

Total Ending Company-Operated Stores	1144	1302	1144	1302

Ending Franchise/Agent Stores
Canada	43	14	43	14
U.K.	49	45	49	45

Total Ending Franchise/Agent Stores	92	59	92	59

Total Ending Store Count	1236	1361	1236	1361